Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

ROYAL BANK OF CANADA

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $3,768,000, representing an increase of $182,000 from the filing made on October 30, 2025. The prospectus is a final prospectus for the related offering(s).